UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 23, 2015

(Date of earliest event reported)

MIDWAY GOLD CORP.
(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada (State or Other Jurisdiction of Incorporation)	001-33894 (Commission File Number)	98-0459178 (IRS Employer Identification No.)

Point at Inverness, Suite 280 8310 South Valley Highway Englewood, Colorado (Address of principal executive offices)	80112 (Zip Code)

Registrant’s telephone number, including area code:   (720) 979-0900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation.

On July 18, 2014, Midway Gold Corp.’s (the “Company”) affiliate MDW Pan LLP, as borrower entered into a credit agreement (the “Credit Agreement”) with  Commonwealth Bank of Australia (“CBA”), as administrative agent, collateral agent and the initial lender  for the purpose of establishing an aggregate U.S.$55 million senior secured credit facility consisting of, (i) a U.S.$45 million project finance facility (“Project Finance Facility”) and (ii) a U.S.$10 million cost overrun facility (the “Overrun Facility” together with the Project Finance Facility is collectively referred to herein as, the “Debt Facility”).  The Debt Facility (which was reduced to U.S.$53 million as a result of a Credit Agreement amendment to reduce the Project Finance Facility to U.S.$43 million in December 2014) is secured by substantially all of the assets of the borrower (MDW Pan LLP, a wholly-owned subsidiary of the Company, and the owner of the Pan project and related assets) and all other entities of the consolidated group.  MDW PAN LLP has drawn U.S.$47.5 million under the Debt Facility. MDW PAN LLP also terminated its forward gold sales, interest rate swaps and fuel hedges that were part of the Risk Management Program under the Debt Facilities. The termination of these programs resulted in a obligation of approximately U.S.$1.1 million due by June 30, 2015.

On March 13, 2015, MDW Pan LLP, as borrower, and CBA, as administrative agent, collateral agent, technical agent and initial lender, and the other lenders named in the Credit Agreement entered into a waiver with respect to certain provisions of the Credit Agreement (the “Waiver”).  The Waiver, among other things, (i) granted MDW Pan LLP a temporary waiver of the covenants set forth in Section 7.01(y) of the Credit Agreement until April 20, 2015, which requires that MDW Pan LLP not, directly or indirectly, to fail the Cost to Complete Test (as defined in the Credit Agreement) or the Time to Complete Test for more than thirty (30) consecutive days. Any failure to satisfy the Cost to Complete Test or the Time to Complete Test following the expiration of the Waiver continued to be subject to the thirty (30) day cure period contemplated by Section 7.01(y) of the Credit Agreement. The Waiver did not amend the covenants, tests or obligations related to the Debt Facility or ongoing compliance with its terms.

As of May 20, 2015, the waiver had expired. On May 23, 2015, CBA provided the Company a Notice of Event of Default and Reservation of Rights (the “Notice”). The Notice alleges that an Event of Default under the Credit Agreement has occurred and is Continuing as a result of the Borrower’s failure to satisfy the Cost to Complete Test and/or the Time to Complete Test for more than thirty (30) consecutive days following the expiration of the Waiver entered into in connection therewith and set forth in the waiver letter, dated March 13, 2015 (the “Specified Event of Default”).

Under the Notice, CBA claims to reserve all rights and remedies of the Administrative Agent and the other Secured Parties arising under the Credit Agreement and the other Loan Documents relating to the Specified Event of Default, including, without limitation, the right to (i) require the Borrower to pay interest on the Outstanding Amount and all other amounts due under the Loan Documents at the Default Rate in accordance with Section 2.06(b) of the Credit Agreement, (ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing and payable under the Credit Agreement or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or notice of any kind in accordance with Section 12.02(a) of the Credit agreement, (iii) require the Borrower to pay all fees and expenses incurred by the Administrative Agent and any Lender in connection with the enforcement or protection of their rights under the Loan Documents in accordance with Section 15.04(a) of the Credit Agreement, and (iv) exercise all other rights and remedies available under the Loan Documents and applicable law.

Item 7.01. Regulation FD Disclosure.

On May 26, 2015, Midway Gold Corp. (the “Company”) issued the press release attached hereto as Exhibit 99.1 providing a Corporate Update. In accordance with General Instruction B.2 of Form 8-K, the information set forth in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended. The information set forth in Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01. Exhibits.

Exhibit	Description
99.1*	Press Release, dated May 26, 2015

* The foregoing exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWAY GOLD CORP.

DATE: May 26, 2015	By:	/s/ Bradley J. Blacketor
Bradley J. Blacketor Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1*	Press Release, dated May 26, 2015

* The foregoing exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.